2350 N. Sam Houston Parkway East Suite 125 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES FIRST QUARTER 2008 RESULTS

Houston, Texas – April 24, 2008…Southwestern Energy Company (NYSE: SWN) today announced record financial and operating results for the first quarter of 2008. Highlights include:

•

Natural gas and crude oil production of 39.1 Bcfe, up 71% over the same period in 2007

•

Earnings of $109.0 million, up 114% from the same period in 2007

•

Net cash provided by operating activities before changes in operating assets and liabilities from continuing operations (a non-GAAP measure reconciled below) of $283.7 million, up 99% from the same period in 2007

For the first quarter of 2008, Southwestern reported net income of $109.0 million, or $0.31 per diluted share, up from $51.0 million, or $0.15 per diluted share, for the same period in 2007 (restated for the company’s two-for-one stock split effected on March 25, 2008). Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see reconciliation below), was $283.7 million for the first quarter of 2008, up from $142.4 million for the same period in 2007. The increase in the company’s first quarter comparative financial results was driven primarily by the significant growth in production volumes from the Fayetteville Shale play and higher realized natural gas prices.

“We had a very active and productive first quarter,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern. “Our results in the Fayetteville Shale continue to improve, resulting in strong growth in our production volumes. Gross operated production from the Fayetteville Shale reached approximately 400 MMcf per day at April 14, up from approximately 155 MMcf per day a year ago. We have also begun to see the impact of our James Lime activity in East Texas. Overall, I am very pleased with our results and progress in our drilling programs and our strong financial position.”

First Quarter 2008 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $165.7 million for the first quarter of 2008, up from $74.3 million in the first quarter of 2007. The increase was primarily due to higher production and realized natural gas prices.

Southwestern’s natural gas and crude oil production totaled 39.1 Bcfe for the first quarter of 2008, up 71% from 22.9 Bcfe for the first quarter of 2007. The increase primarily resulted from increased production from the Fayetteville Shale play, which totaled 23.6 Bcf for the first quarter of 2008, up from 8.2 Bcf for the first quarter of 2007. Southwestern has revised its production guidance for the second quarter of 2008 to 41.5 to 42.5 Bcfe (up

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from 36.0 to 37.0 Bcfe).

Southwestern’s average realized gas price was $7.70 per Mcf for the first quarter of 2008, including the effect of hedges, compared to $6.71 per Mcf for the first quarter of 2007. The company’s commodity hedging activities increased its average gas price by $0.24 per Mcf during the first quarter of 2008, compared to an increase of $0.52 per Mcf during the first quarter of 2007. Disregarding the impact of commodity price hedges, the company’s average price received for its gas production during the first quarter of 2008 was approximately $0.57 per Mcf lower than average NYMEX spot prices, compared to approximately $0.58 per Mcf lower during the first quarter of 2007.

Southwestern’s average realized oil price was $96.55 per barrel for the first quarter of 2008, up from $55.17 per barrel for the first quarter of 2007. For calendar year 2008, the company has not hedged any of its expected crude oil production.

Lease operating expenses for the company’s E&P segment were $0.77 per Mcfe for the first quarter of 2008, compared to $0.74 per Mcfe for the first quarter of 2007. The increase was primarily due to increased production from the company’s Fayetteville Shale play, which has higher per unit operating costs than the company’s other focus areas.

General and administrative expenses for the company’s E&P segment were $0.42 per Mcfe for the first quarter of 2008, compared to $0.47 per Mcfe for the first quarter of 2007. The decrease was primarily due to the effects of increased production volumes which more than offset increased payroll and related costs associated with the expansion of the company’s E&P operations due to the Fayetteville Shale play. Southwestern added 46 new employees during the first quarter of 2008, most of which were hired in its E&P segment.

Taxes other than income taxes were $0.16 per Mcfe for the first quarter of 2008, compared to $0.27 per Mcfe for the first quarter of 2007, due to changes in severance and ad valorem taxes that primarily result from the mix of the company’s production volumes and the accrual of severance tax refunds related to the company’s East Texas production.

The company’s full cost pool amortization rate was $2.30 per Mcfe for the first quarter of 2008, compared to $2.24 per Mcfe for the first quarter of 2007. The amortization rate is impacted by timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization.

Midstream Services - Operating income for the company’s midstream services segment was $10.2 million for the first quarter of 2008, up from approximately breakeven for the first quarter of 2007. The increase in operating income was primarily due to higher gathering revenues, partially offset by increased operating costs and expenses. Midstream Services is currently gathering approximately 470 MMcf per day through 634 miles of gathering lines in the Fayetteville Shale play area, up from approximately 150 MMcf per day a year ago. Gathering volumes, revenues and expenses for this segment are expected to continue to grow as reserves related to the company’s Fayetteville Shale play are developed and production increases.

Natural Gas Distribution Business - Operating income for the company’s natural gas

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distribution segment was $11.6 million for the first quarter of 2008, compared to $9.4 million for the first quarter of 2007. The increase in operating income was due to colder weather and the implementation of a rate increase which became effective August 1, 2007. Weather during the first quarter of 2008 in the utility's service territory was normal and 11% colder than the prior year.

E&P Operations Review

Southwestern invested a total of $376.5 million in its E&P program during the first quarter of 2008, compared to $301.2 million during the first quarter of 2007. During the first quarter of 2008, the company participated in drilling 169 wells, 52 of which were successful, 115 were still in progress and 2 were dry at March 31, 2008, for a 96% success rate. The company is currently projecting total capital investments for 2008 of approximately $1.46 billion, of which approximately $1.33 billion is related to the company’s E&P segment.

Fayetteville Shale Play - In the first quarter of 2008, Southwestern’s E&P segment invested approximately $285 million in its Fayetteville Shale play and placed 76 operated horizontal wells on production. Through March 31, 2008, Southwestern has drilled and completed a total of 557 operated wells in the Fayetteville Shale play, of which 493 are horizontal wells. Of the 493 horizontal wells, 446 wells were fractured stimulated using either slickwater or crosslinked gel stimulation treatments, or a combination thereof.

At April 14, 2008, the company’s gross operated production rate from the Fayetteville Shale play was approximately 400 MMcf per day, including approximately 11 MMcf per day from 12 wells producing from conventional reservoirs and the company’s net production was approximately 295 MMcf per day. The graph below provides gross production data from the company’s operated wells in the Fayetteville Shale play area.

Gross operated production of approx.
400 MMcf/d as of April 14, 2008
Gross Production (MMcf/d)
500
400
300
200
100
0
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08

During the first quarter of 2008, the company focused the majority of its Fayetteville Shale drilling activity in areas with 3-D seismic coverage. Results from the company’s drilling activities in the first quarter of 2008, plus the previous four quarters, are as follows:

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Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length	Completion Method SW/XL/Hy-RHy
1st Qtr 2007	62	1,208	1,023 (62)	921 (62)	2,113	12/40/10
2nd Qtr 2007	50	1,473	1,203 (50)	1,030 (50)	2,497	27/12/11
3rd Qtr 2007	75	1,836	1,525 (73)	1,350 (72)	2,613	70/4/1
4th Qtr 2007	84	1,940	1,598 (84)	1,414 (83)	3,120	73/2/9
1st Qtr 2008	76	2,314	2,176 (49)	1,649 (16)	3,285	71/2/3

SW – Slickwater fluids

XL – Crosslinked gel fluids

Hy-RHy – Hybrid or Reverse Hybrid method (combination slickwater/crosslinked gel fluid system)

During the first quarter of 2008, the company’s typical horizontal well had an average completed well cost of $2.9 million per well, average horizontal lateral length of 3,285 feet and average time to drill to total depth of 15 days from re-entry to re-entry. This compares to an average horizontal lateral length of 3,120 feet and average time to drill to total depth of 15 days from re-entry to re-entry during the fourth quarter of 2007. As the company continues to drill wells with longer laterals in some of its pilot areas, the number of drilling days and well costs may increase.

In late 2007, Southwestern began a project to demonstrate the benefits of a full-scale development strategy in a 4-square mile area of its Southeast Rainbow pilot area in Conway County, Arkansas. At April 15, 2008, the company had spud 22 wells in the area, 21 of which have been drilled to total depth and all of which were drilled on multi-well pads. Of the 21 wells drilled to total depth, the average well spacing was 100 acres and the average completed lateral length was 3,100 feet. At this time, 14 wells have been fracture stimulated. Of these 14 wells, 10 wells have been production tested at an average rate of 2.6 MMcf per day and 4 are shut-in waiting on additional compression capacity that is currently being installed. The cost to drill and complete these 10 wells is approximately $2.6 million per well. By comparison, offset wells within a two-mile radius of this area had an average initial production rate of 2.4 MMcf per day and an average completed well cost of $2.8 million per well. The company expects that the remainder of the 22 wells will be fracture stimulated and placed on production by the end of the second quarter of 2008. Results from the pilot area will provide key information regarding expected finding and development costs on a full-scale development basis, optimal well spacing and recoveries, benefits of longer laterals, benefits of simul-fracing, optimal infrastructure designs and other improvements and efficiencies.

At March 31, 2008, Southwestern had drilled and completed 142 wells with lateral lengths over 3,000 feet. The company forecasts that the average gross ultimate recovery from wells with greater than 3,000 feet horizontal laterals to range from 2.0 to 2.5 Bcf per well with an average completed well cost of approximately $3.0 million per well. Below are the results from these wells:

Average Lateral Length	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Successful # of Frac Stages
3,436	142	2,223	1,996 (120)	1,648 (96)	6.3

The graph below provides normalized average daily production data through March 31,

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2008, for the company’s horizontal wells using slickwater and crosslinked gel fluids. The “dark blue” curve is for horizontal wells fracture stimulated with either slickwater or crosslinked gel fluid systems and excludes 29 wells which had significant mechanical issues that are negatively impacting the wells’ production performance. The “red curve” indicates results for the company’s slickwater wells with lateral lengths greater than 3,000 feet. The normalized production curves are intended to provide a qualitative indication of the company’s Fayetteville Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 1.5, 2.0 and 2.5 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

Mcf/d
All Horizontal Wells with Laterals > 3,000 Feet
113 91 78 63 51 30 25 19 12 9 6 3 2 1 1
3000
2500
2000
1500
1000
500
0
MCF/D
2.5 Bcf Typecurve
2.0 Bcf Typecurve
1.5 Bcf Typecurve
All Wells with Laterals > 3,000 Feet
Excl. Mechanical Issues
SW/XL Excl. Mechanical Issues
0 30 60 90 120 150 180 210 240 270 300 330 360 390 420 450 480 510 540 570 600 630 660 690 720 750 780 810 840 870 900 930 960 990
Days of Production
377 349 334 307 285 259 234 209 190 173 154 141 117 94 80 64 48 38 34 28 21 12 7 4 2 1 1

Notes: Data as of March 31, 2008.

At March 31, 2008, Southwestern held approximately 907,000 net acres in the play area (including approximately 125,400 net acres held by conventional production in the traditional Fairway portion of the Arkoma Basin and approximately 55,631 net acres that are to be sold pursuant to a purchase and sale agreement executed in April 2008).

Conventional Arkoma Program - (Outside the Fayetteville Shale play area) Southwestern participated in drilling 26 wells in its conventional Arkoma Basin drilling program during the first quarter of 2008, including 15 wells at its Ranger Anticline area and five wells at its Midway area. Production from the conventional Arkoma was 5.9 Bcf for the first quarter of 2008, compared to 5.5 Bcf for the first quarter of 2007.

East Texas - Southwestern participated in drilling 14 wells in East Texas during the first quarter of 2008. Production from the company’s East Texas properties was 8.1 Bcfe for the first quarter of 2008, compared to 7.6 Bcfe for the first quarter of 2007.

At March 31, 2008, Southwestern held approximately 95,000 gross acres in its Angelina River Trend area, which consists of several separate development areas located primarily

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in four different counties in East Texas where the company is targeting both the Travis Peak and James Lime formations. The company drilled 12 wells in the Angelina River Trend area during the first quarter of 2008, all of which were either productive or in progress at March 31, 2008. Southwestern is currently focusing its drilling activity in this area on the James Lime where it has four operated wells on production which had gross initial production rates ranging from 5.0 to 14.4 MMcf per day. The company is currently testing its fifth operated well targeting the James Lime. Southwestern’s current net production from the James Lime is approximately 12 MMcf per day including production from five outside-operated wells. Due to the company’s recent success in the James Lime, Southwestern now plans to participate in approximately 21 net wells in its Angelina River Trend area in calendar year 2008.

New Ventures - Southwestern currently has approximately 100,000 net undeveloped acres in Pennsylvania under which it believes the Marcellus Shale is prospective. The company has drilled and is currently completing its first vertical well on the acreage. Southwestern plans to drill at least two additional test wells on its acreage during the remainder of the year.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended March 31,
	2008	2007
	(in thousands)
Net cash provided by operating activities before changes in operating assets and liabilities	$283,717	$142,403
Add back (deduct):
Change in operating assets and liabilities	13,370	(13,992)
Net cash provided by operating activities	$297,087	$128,411

Southwestern will host a teleconference call on Friday, April 25, 2008 at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss the company’s first quarter 2008 financial and operating results. The toll-free number to call is (888) 239-5208 and the confirmation number is 3049957. The teleconference can also be heard live on the Internet at http://www.swn.com.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering

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and marketing and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the impact of federal, state and local government regulation, including any increase in severance taxes; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services, including pressure pumping equipment and crews in the Arkoma Basin; the company’s future property acquisition or divestiture activities; the effects of weather; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets and changes in interest rates, and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

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OPERATING STATISTICS (Unaudited)		Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31	2008	2007
Exploration & Production
Production
Gas production (MMcf)	38,205	21,886
Oil production (MBbls)	142	167
Total equivalent production (MMcfe)	39,057	22,891
Commodity Prices
Average gas price per Mcf, including hedges	$7.70	$6.71
Average gas price per Mcf, excluding hedges	$7.46	$6.19
Average oil price per Bbl	$96.55	$55.17
Operating Expenses per Mcfe
Lease operating expenses	$0.77	$0.74
General & administrative expenses	$0.42	$0.47
Taxes, other than income taxes	$0.16	$0.27
Full cost pool amortization	$2.30	$2.24

Midstream
Gas volumes gathered (MMcf)	38,499	10,713
Gas volumes marketed (MMcf)	50,092	27,087

Gas Distribution
Sales and end-use transportation deliveries (Bcf)	10.2	9.5
Sales customers at period end	153,875	152,751
Average sales rate per Mcf	$10.97	$10.68
Heating weather -- degree days	2,197	1,941
-- percent of normal	100%	89%

STATEMENTS OF OPERATIONS (Unaudited)		Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31	2008	2007
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 360,671	$ 211,644
Gas marketing	137,227	55,317
Oil sales	13,713	9,237
Gas gathering, transportation and other	12,495	8,454
	524,106	284,652
Operating Costs and Expenses
Gas purchases - midstream services	132,452	53,217
Gas purchases - gas distribution	51,895	47,981
Operating expenses	23,996	20,037
General and administrative expenses	23,740	16,748
Depreciation, depletion and amortization	97,097	55,785
Taxes, other than income taxes	7,416	7,125
	336,596	200,893
Operating Income	187,510	83,759
Interest Expense
Interest on long-term debt	17,086	4,125
Other interest charges	648	381
Interest capitalized	(6,205)	(3,048)
	11,529	1,458
Other Income	7	21
Income Before Income Taxes and Minority Interest	175,988	82,322
Minority Interest in Partnership	(135)	(83)
Income Before Income Taxes	175,853	82,239
Provision for Income Taxes - Deferred	66,824	31,251
Net Income	$ 109,029	$ 50,988
Earnings Per Share (1)
Basic	$0.32	$0.15
Diluted	$0.31	$0.15
Weighted Average Common Shares Outstanding (1)
Basic	341,064,247	337,202,714
Diluted	348,196,507	344,064,964

(1) 2007 restated to reflect the two-for-one stock split effected on March 25, 2008.

BALANCE SHEETS (Unaudited)		Page 3 of 5
Southwestern Energy Company and Subsidiaries

March 31	2008	2007
	(in thousands)
ASSETS

Current Assets (1)	$ 397,383	$ 227,056
Property, Plant and Equipment, at cost	4,686,993	3,114,496
Less: Accumulated depreciation, depletion and amortization	1,296,250	967,443
	3,390,743	2,147,053
Other Assets (1)	186,636	172,689
	$ 3,974,762	$ 2,546,798

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities (1)	$ 652,233	$ 321,747
Long-Term Debt	1,076,600	327,400
Deferred Income Taxes	519,780	372,365
Long-Term Hedging Liability	78,793	16,310
Other Liabilities (1)	69,665	53,900
Commitments and Contingencies
Minority Interest in Partnership	10,705	11,118
Stockholders' Equity
Common stock, $.01 par value; authorized 540,000,000 shares, issued 341,952,429 shares in 2008 and 339,638,696 shares in 2007 (2)	3,420	3,396
Additional paid-in capital (2)	755,800	755,395
Retained earnings	991,060	711,845
Accumulated other comprehensive income (loss)	(178,578)	(26,678)
Common stock in treasury, 224,393 shares in 2008	(4,716)	-
	1,566,986	1,443,958
	$ 3,974,762	$ 2,546,798

(1) Amounts include assets and liabilities for the Natural Gas Distribution segment that are classified as "held for sale."
(2) 2007 restated to reflect the two-for-one stock split effected on March 25, 2008.

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31	2008	2007
	(in thousands)
Cash Flows From Operating Activities
Net income	$ 109,029	$ 50,988
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	97,635	56,114
Deferred income taxes	66,824	31,251
Unrealized loss on derivatives	7,636	2,474
Stock-based compensation expense	2,458	1,493
Minority interest in partnership	135	83
Change in assets and liabilities	13,370	(13,992)
Net cash provided by operating activities	297,087	128,411

Cash Flows From Investing Activities
Capital investments	(391,029)	(372,664)
Proceeds from sale of property, plant and equipment	895	2,459
Other items	(433)	(245)
Net cash used in investing activities	(390,567)	(370,450)

Cash Flows From Financing Activities
Payments on revolving long-term debt	(927,400)	(150,800)
Borrowings under revolving long-term debt	426,400	341,600
Proceeds from issuance of long-term debt	600,000	-
Debt issuance costs	(8,883)	(1,278)
Excess tax benefit for stock-based compensation	-	11,457
Change in bank drafts outstanding	2,919	(3,901)
Proceeds from exercise of common stock options	818	2,922
Net cash provided by financing activities	93,854	200,000

Increase (decrease) in cash and cash equivalents	374	(42,039)
Cash and cash equivalents at beginning of year	1,832	42,927
Cash and cash equivalents at end of period	$ 2,206	$ 888

SEGMENT INFORMATION (Unaudited)					Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration & Production	Midstream Services	Natural Gas Distribution & Other	Eliminations	Total
	(in thousands)
Quarter Ending March 31, 2008

Revenues	$312,017	$405,325	$84,303	$(277,539)	$524,106
Gas purchases	-	383,060	58,657	(257,370)	184,347
Operating expenses	30,249	6,935	6,840	(20,028)	23,996
General & administrative expenses	16,553	2,793	4,535	(141)	23,740
Depreciation, depletion & amortization	93,306	2,037	1,754	-	97,097
Taxes, other than income taxes	6,199	339	878	-	7,416
Operating Income	$165,710	$10,161	$11,639	$-	$187,510

Capital Investments (1)	$376,514	$31,445	$1,899	$-	$409,858

Quarter Ending March 31, 2007

Revenues	$161,261	$178,589	$77,106	$(132,304)	$284,652
Gas purchases	-	171,679	54,217	(124,698)	101,198
Operating expenses	16,980	3,996	6,522	(7,461)	20,037
General & administrative expenses	10,781	1,670	4,442	(145)	16,748
Depreciation, depletion & amortization	53,074	1,042	1,669	-	55,785
Taxes, other than income taxes	6,116	191	818	-	7,125
Operating Income	$74,310	$11	$9,438	$-	$83,759

Capital Investments (1)	$301,198	$21,620	$4,435	$-	$327,253

(1)  Capital investments include an increase of  $16.8 million and a reduction of $46.3 million for the three-month periods ended March 31, 2008 and 2007, respectively, relating to the change in accrued expenditures between periods.